Filed Pursuant to Rule 433
Registration No. 333-253286
May 15, 2023
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated May 15, 2023)

Issuer:	The Southern Company
Security:	Series 2023B 4.85% Senior Notes due June 15, 2028
Expected Ratings:*	Baa2 (Stable)/BBB (Stable)/BBB+ (Negative) (Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	$750,000,000
Initial Public Offering Price:	99.848% of the principal amount
Maturity Date:	June 15, 2028
Treasury Benchmark:	3.500% due April 30, 2028
Benchmark Treasury Yield:	3.453%
Spread to Treasury:	+143 basis points
Re-offer Yield:	4.883%
Optional Redemption:
Make-Whole Call:	T+25 basis points
Par Call:	On or after April 15, 2028 at 100%
Coupon:	4.85%
Interest Payment Dates:	June 15 and December 15 of each year, beginning on December 15, 2023
Format:	SEC Registered
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	842587 DQ7/US842587DQ78
Trade Date:	May 15, 2023
Expected Settlement Date:	May 18, 2023 (T+3)
Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. MUFG Securities Americas Inc. RBC Capital Markets, LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC
Co-Managers:
BBVA Securities Inc.
CIBC World Markets Corp.
Intesa Sanpaolo S.p.A.
Regions Securities LLC
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
Huntington Securities, Inc.
Cabrera Capital Markets LLC
Loop Capital Markets LLC
Penserra Securities LLC
Samuel A. Ramirez & Company, Inc.

Concurrent Offering:	$750,000,000 Series 2023C 5.20% Senior Notes due June 15, 2033, expected to be issued on May 18, 2023. The closing of the offering of the Series 2023B Senior Notes is not contingent on the closing of the concurrent offering.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling The Southern Company collect at 1-404-506-5579, Barclays Capital Inc. toll free at 1-888-603-5847, BofA Securities, Inc. toll free at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, MUFG Securities Americas Inc. toll free at 1-877-649-6848, RBC Capital Markets, LLC toll-free at 1-866-375-6829, U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.